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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          MOMENTA PHARMACEUTICALS, INC.


     Momenta Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Momenta Pharmaceuticals, Inc. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on May 17, 2001. The Corporation was originally incorporated under the name Mimeon, Inc.

2. This Second Amended and Restated Certificate of Incorporation amends the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, to, among other things: (i) increase the number of authorized shares of the Corporation's Common Stock and Preferred Stock (each as defined below); and (ii) create and establish a new series of Preferred Stock designated as Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred").

3. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL"), the requisite written consent of the holders of each class of stock entitled to vote thereon has been voted in favor of this Second Amended and Restated Certificate of Incorporation and written notice has been given as provided by Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, as follows:

     FIRST: The name of the Corporation is Momenta Pharmaceuticals, Inc.

     SECOND: The Corporation's registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH: The number of authorized shares of each class or series of capital stock of the Corporation, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

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                            SECTION 1. CAPITAL STOCK

     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty Two Million (42,000,000) consisting of Thirty Million (30,000,000) shares of common stock, $0.0001 par value per share (the "Common Stock"), and Twelve Million (12,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock").

                             SECTION 2. COMMON STOCK

     2.1. VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to Sections 3.5 and
3.7 of this Article Fourth.

     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

     2.2. LIQUIDATION RIGHT. Subject to the prior and superior right of the Designated Preferred Stock (as defined in Section 3.1 below) as provided in
Section 3.2 of this Article Fourth, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of Common Stock.

     2.3. DIVIDENDS. Dividends may be paid on the Common Stock as and when declared by the Board of Directors; provided, however, that no cash dividends may be declared or paid on the Common Stock unless dividends shall first have been declared and paid with respect to the Designated Preferred Stock, as provided in Section 3.6 of this Article Fourth.

                     SECTION 3. CONVERTIBLE PREFERRED STOCK

     3.1. DESIGNATION. Of the Twelve Million (12,000,000) shares of Preferred Stock which the Corporation has the authority to issue: (i) Two Hundred and Fifty Thousand (250,000) shares are hereby designated and known as Series A Convertible Preferred Stock, $0.01 par value per share (the "Series A Preferred"); (ii) Eight Hundred Ninety Three Thousand Five Hundred Thirty Seven (893,537) shares are hereby designated and known as the Series A Prime Convertible Preferred Stock, $0.01 par value per share (the "Series A Prime Preferred"); (iii) One Million Five Hundred Forty Five Thousand Six Hundred One (1,545,601) shares are hereby designated and known as the Series A Double Prime Convertible Preferred Stock, $0.01 par value per share (the "Series A Double Prime Preferred"); (iv) Six Million Four Hundred Forty Thousand Six Hundred Seventy Eight (6,440,678) shares are hereby designated and known as the Series B Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred"); and (v) Two Million Six Hundred Twelve Thousand Six Hundred Ninety Six (2,612,696) shares are hereby designated and known as Series C Preferred (the Series A Preferred, the Series A Prime Preferred, the Series A Double Prime Preferred, the Series B Preferred

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and the Series C Preferred are hereinafter collectively referred to as the
"Designated Preferred Stock"). The Series A Preferred, the Series A Prime Preferred, the Series A Double Prime Preferred and the Series B Preferred are hereinafter collectively referred to as the "Existing Preferred Stock."

     3.2.   LIQUIDATION RIGHTS.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Designated Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to: (i) $1.00 per share of Series A Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (ii) $1.7067 per share of Series A Prime Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (iii) $2.87 per share of Series A Double Prime Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares);
(iv) $2.95 per share of Series B Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (v) $7.8463 per share of Series C Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus, in each case, an amount equal to any declared but unpaid dividends to and including the date full payment shall be tendered to the holders of the Designated Preferred Stock with respect to such liquidation, dissolution or winding up.

            (b) If the assets or surplus funds to be distributed to the holders of the Designated Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Designated Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. No payment shall be made with respect to the Common Stock unless and until full payment has been made to the holders of the Designated Preferred Stock of the amounts that they are entitled to receive under Section 3.2(a).

            (c) All of the preferential amounts to be paid to the holders of the Designated Preferred Stock pursuant to Sections 3.2(a) through 3.2(b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up. After payment or the setting apart of payment to the holders of the Designated Preferred Stock of the preferential amounts so payable to them pursuant to Sections 3.2(a) through 3.2(b), all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the holders of the Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

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            (d)    A sale of all or substantially all of the assets of the
Corporation or the merger or consolidation of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.2, but only if the holders of the outstanding stock of the Corporation immediately prior to the closing of such sale, merger or consolidation hold, immediately after such closing, less than a majority in interest of the issued and outstanding shares of voting securities (as measured by voting power) of the corporation purchasing all or substantially all of the Corporation's assets or of the corporation (including, without limitation, the Corporation) surviving or resulting from such merger or consolidation, as the case may be.

     3.3. CONVERSION. The holders of Designated Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) RIGHT TO CONVERT. Each share of Designated Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance and without the payment of any additional consideration therefor into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.00 with respect to the Series A Preferred,
(ii) $1.7067 with respect to the Series A Prime Preferred, (iii) $2.87 with respect to the Series A Double Prime Preferred, (iv) $2.95 with respect to the Series B Preferred, and (v) $7.8463 with respect to the Series C Preferred, by the applicable Conversion Price (as defined below) of each class of Designated Preferred Stock (as may be adjusted from time to time pursuant to this Section 3.3) in effect at the time of such conversion. The initial conversion price (the "Conversion Price") of (i) the Series A Preferred shall be $1.00, (ii) the Series A Prime Preferred shall be $1.7067, (iii) the Series A Double Prime shall be $2.87, (iv) the Series B Preferred shall be $2.95 and (v) the Series C Preferred shall be $7.8463. The Conversion Price of each class of Designated Preferred Stock shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series A Preferred, Series A Prime Preferred, Series A Double Prime Preferred, Series B Preferred and Series C Preferred are convertible) as hereinafter provided. Each person so converting shares of Designated Preferred Stock shall be entitled to all declared but unpaid dividends up to the time of the conversion. Such dividends shall be paid to each such person within thirty (30) days of the date of conversion.

            (b)    AUTOMATIC CONVERSION.

                (i) Each share of Designated Preferred Stock shall automatically be converted into shares of Common Stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least $10.00 per share (with such amount to be appropriately adjusted in the event of any stock dividend, stock distribution, subdivision, combination or consolidation as provided in Section 3.3(d)(vi)) and having an aggregate offering price to the public resulting in gross proceeds to the Corporation of not less than $15,000,000. Notwithstanding the foregoing, in the event that (1) the Pricing Committee of the Board of Directors approves a per share price to the public in connection with a firm commitment underwritten public offering at

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less than $10.00 per share (the "Adjusted IPO Price") (with such amount to be appropriately adjusted in the event of any stock dividend, stock distribution, subdivision, combination or consolidation as provided in Section 3.3(d)(vi));
(2) the holders of at least 66 2/3% of the shares of Designated Preferred Stock outstanding at that time approve the Adjusted IPO Price; and (3) the Adjusted IPO Price is no less than $7.8463, each share of Designated Preferred Stock shall automatically be converted into shares of Common Stock upon the closing of such firm commitment underwritten public offering; or

               (ii) Each share of Existing Preferred Stock shall automatically be converted into shares of Common Stock upon the written consent of the holders of 66 2/3% or more of the shares of Existing Preferred Stock outstanding at that time; and/or

              (iii) Each share of Series C Preferred shall automatically be converted into shares of Common Stock upon the written consent of the holders of 66 2/3% or more of the shares of Series C Preferred outstanding at that time.

     The person(s) entitled to receive Common Stock issuable upon conversion of Designated Preferred Stock hereunder shall not be deemed to have converted the Designated Preferred Stock until immediately prior to the closing of such offering or the receipt by the Corporation of the applicable consent. Each person who holds of record Designated Preferred Stock immediately prior to an automatic conversion shall be entitled to all declared but unpaid dividends up to the time of the automatic conversion. Such dividends shall be paid to all such holders within thirty (30) days of the automatic conversion.

            (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Designated Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current fair market value of a share of Common Stock, as determined in good faith by the Board of Directors of the Corporation. Before any holder of Designated Preferred Stock shall be entitled to convert such Designated Preferred Stock into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Designated Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein his or her name or the name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designated Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share. Subject to Section 3.3(b) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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            (d)    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUANCES:

                (i) SPECIAL DEFINITIONS. For purposes of this Section 3.3(d), the following definitions shall apply:

                   (1) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                   (2) "ORIGINAL ISSUE DATE" shall mean, as to a series of Designated Preferred Stock, the date on which the first share of such series was issued.

                   (3) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock or other stock issued on conversion of the Designated Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                   (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                       (A) pursuant to a transaction described in Section 3.3(d)(iii) hereof for which adjustment has already been made to the applicable Conversion Price pursuant to Section 3.3(d)(iii);

                       (B) upon conversion of shares of Designated Preferred Stock;

                       (C) as a pro rata dividend or other pro rata distribution to all holders of the Designated Preferred Stock or in connection with any stock split or subdivision of the Common Stock for which an adjustment is made pursuant to Section 3.3(d)(vi);

                       (D) upon the exercise of outstanding options and warrants outstanding as of the Original Issue Date;

                       (E) to officers, Directors or employees of, or consultants to, the Corporation pursuant to action by the Board of Directors pursuant to any stock purchase or option plan or other employee or Director stock incentive or compensation program approved by a majority of the members of the Board of Directors, including each member designated by the holders of Designated Preferred Stock; and

                       (F) to the Massachusetts Institute of Technology ("MIT") and certain other persons designated by MIT pursuant to a certain Patent License Agreement between the Corporation and MIT as consideration for an exclusive license to certain patents described therein.

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               (ii)       NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in
the number of shares of Common Stock into which the Designated Preferred Stock is convertible shall be made by adjustment in the Conversion Price of the Designated Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of the applicable series of Designated Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

              (iii) ISSUANCE OF SECURITIES; DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                   (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued if (i) such shares of Common Stock are excluded from the definition of Additional Shares of Common Stock set forth in Section 3.3(d)(i)(4) or (ii) the consideration per share (determined pursuant to Section 3.3(d)(v)) of such Additional Shares of Common Stock is not less than the Conversion Price of any series of Designated Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                       (A) no further adjustment in the Conversion Price of any series of Designated Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                       (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of any series of Designated Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                       (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of any series of Designated Preferred Stock

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computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                              (I)       in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                             (II)       in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3.3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                       (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of any series of Designated Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Designated Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Designated Preferred Stock that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                       (E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of any series of Designated Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                       (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Designated Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price of such series of Designated Preferred Stock shall be adjusted pursuant to this Section 3.3(d)(iii) as of the actual date of their issuance.

                   (2) STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND SUBDIVISIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock

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payable in Common Stock, or effect a subdivision of the outstanding shares of
Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Conversion Price of such series of Designated Preferred Stock shall be adjusted in accordance with Section 3.3(d)(vi).

               (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. Unless the holders of at least 60% of the then outstanding shares of an affected series of Existing Preferred Stock with respect to each such series of Existing Preferred Stock, and at least 66 2/3% of the then outstanding shares of Series C Preferred with respect to the Series C Preferred, consent in writing or by vote at a meeting (as the case may be) separately as a series, in the event the Corporation shall at any time following the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of such affected series of Designated Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such affected Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which such series of Designated Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by dividing (1) (A) the Conversion Price of such series of Designated Preferred Stock multiplied by the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Designated Preferred Stock), plus (B) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, by (2) (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Designated Preferred Stock), plus (B) the total number of such Additional Shares of Common Stock so issued; PROVIDED that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.05, but any such amount shall be carried forward and any reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more; and PROVIDED further that such calculation shall not include any additional shares of Common Stock issuable with respect to shares of Designated Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

                (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 3.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                   (1)    CASH AND PROPERTY. Such consideration shall:

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                       (A)       insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                       (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                       (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                   (2) OPTIONS AND CONVERTIBLE SECURITIES. The aggregate consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by computing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities. The total number of Additional Shares of Common Stock so issued shall be determined by calculating the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi) ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK.

                   (1) STOCK DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS. In the event the Corporation at any time, or from time to time, shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Conversion Price of each series of Designated Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                   (2) COMBINATIONS OR CONSOLIDATIONS. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the

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Conversion Price of each series of Designated Preferred Stock in effect immediately prior to such combination or consolidation shall concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (vii) ADJUSTMENT FOR MERGER OR REORGANIZATION. Subject to the last sentence of this Section 3.3(d)(vii), in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation in which the holders of Common Stock will be entitled to receive shares of stock, other securities or property, each share of Designated Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Designated Preferred Stock would have been entitled upon such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of Designated Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Designated Preferred Stock. In the event that such merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties shall also be subject to the provisions of Section 3.2 above, the provisions of Section 3.2 above, shall control.

             (viii)       PAY TO PLAY PROVISIONS.

                   (1) If (x) the Corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 3(d)(iii), but excluding shares issued in connection with dividends, distributions, subdivisions, combinations or consolidations as provided in Section 3.3(d)(vi)), without consideration or for a consideration per share less than the applicable Conversion Price in effect of any series of Designated Preferred Stock immediately prior to such issuance (such issuance being referred to herein as a "Dilutive Issuance"), and (y) a holder of Designated Preferred Stock either (I) has the right, pursuant to that certain Second Amended and Restated Investors' Rights Agreement dated as of February 27, 2004, by and among the Corporation and the Purchasers (as defined therein) (together with any successor or substitute agreement, and any modifications or amendments thereto or waivers thereof, the "Investors' Rights Agreement"), to purchase its Pro Rata Share (as defined below) of such Dilutive Issuance or (II) is nonetheless given the opportunity, upon substantially the terms set forth in the Investors' Rights Agreement, to purchase its Pro Rata Share of such Dilutive Issuance (determined as if such holder of Designated Preferred Stock had such right under the Investors' Rights Agreement), and (z) such holder of Designated Preferred Stock does not purchase such Pro Rata Share of such Dilutive Issuance (other than as a result of the failure of the Corporation to comply with the terms of Section 2 of the Investors' Rights Agreement or, in the case of a holder described in clause (II) above, to otherwise permit such Holder to make such purchase) (each such holder being referred to herein as a "Non-Participating Holder"), then upon the final closing of such Dilutive Issuance, that percentage of shares of Designated

Preferred Stock held by such Non-Participating Holder equal to the difference between (a) such Non-Participating Holder's Pro Rata Share of such Dilutive Issuance and (b) the proportional amount (expressed as a percentage) of such Dilutive Issuance actually purchased by such Non-Participating Holder as of the final closing of such Dilutive Issuance (the "Conversion Percentage") shall automatically be converted into that number of shares of the Corporation's Common Stock calculated in accordance with the provisions of Section 3.3 (such conversion shall be referred to herein as a "Special Mandatory Conversion"). In the event that a Non-Participating Holder holds shares of more than one series of Designated Preferred Stock, the Special Mandatory Conversion with respect to such Non-Participating Holder shall be effected on a pro rata basis with respect to each series of Designated Preferred Stock held by such Non-Participating Holder until the Conversion Percentage has been reached.

                       (A) For purposes of the foregoing, "Pro Rata Share" shall mean the proportionate part of the Dilutive Issuance that the each holder of Designated Preferred Stock has the right to purchase pursuant to the Investors' Rights Agreement without taking into account any right to purchase the proportionate share of other holders who do not elect to purchase their full proportionate share.

                       (B) Notwithstanding the foregoing, the terms of this Section 3.3(d)(viii) shall not apply to a Dilutive Issuance if such Dilutive Issuance involves the same class and series of securities as a previous Dilutive Issuance that occurred within the prior three months and is effected pursuant to the same purchase agreement as was such previous Dilutive Issuance. In determining whether a holder of Designated Preferred Stock has purchased its Pro Rata Share of a Dilutive Issuance for purposes of this Section 3.3(d)(viii), any portion of a Dilutive Issuance purchased by a person or entity that is affiliated with a holder of Designated Preferred Stock or otherwise approved by the Corporation as a substitute investor for such holder of Designated Preferred Stock (provided such person or entity is not also a holder of Designated Preferred Stock) shall be deemed to have been purchased by such holder of Designated Preferred Stock.

                   (2) All Non-Participating Holders shall be given written notice of the Special Mandatory Conversion and the place designated for mandatory conversion of all their shares of Designated Preferred Stock pursuant to this Section 3.3(d)(viii). Such notice need not be given in advance of the occurrence of the Special Mandatory Conversion. Such notice shall be sent by first class or registered mail, postage prepaid, to each Non-Participating Holder, at such holder's address last shown on the records of the transfer agent for the Designated Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each Non-Participating Holder shall surrender his, her or its certificate or certificates for all such shares of Designated Preferred Stock to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3.3(d)(viii). On the effective date of the Special Mandatory Conversion, all rights with respect to the shares of Designated Preferred Stock so converted will terminate, provided that the right of any Non-Participating Holder to receive any declared but unpaid dividends on their shares of Designated Preferred Stock shall accrue to the benefit of the shares of Common Stock issued upon conversion of such shares of Designated Preferred Stock. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the effective date of the Special Mandatory Conversion and the surrender of the certificate or certificates of Designated Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. All certificates evidencing shares of Designated Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the effective date of the Special Mandatory Conversion, be deemed to have been retired and cancelled and the shares of Designated Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Designated Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Designated Preferred Stock accordingly.

            (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Designated Preferred Stock against impairment.

            (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Designated Preferred Stock a certificate setting forth such adjustment, readjustment or conversion and showing in detail the facts upon which such adjustment, readjustment or conversion is based, provided that the failure to promptly provide such notice shall not affect the effectiveness of such adjustment, or readjustment or conversion. The Corporation shall, upon the written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of any series of Designated Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any series of Designated Preferred Stock.

            (g) NOTICES OF RECORD DATE. In the event of (i) any taking by Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Designated Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (h) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Designated Preferred Stock.

     3.4.   REDEMPTION.

            (a) In the event that, on or prior to May 1, 2008, the holders of at least 60% of the then outstanding shares of Designated Preferred Stock so notify the Corporation of the exercise of the redemption rights provided herein, each holder of Designated Preferred Stock shall have the right to cause the Corporation, on May 9, 2008 and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a "Redemption Date"), to redeem from each such holder of shares of Designated Preferred Stock at the Applicable Redemption Price (as defined below), the following respective portions of the number of shares of Designated Preferred Stock held by such holder on the applicable Redemption Date:

                                      Portion of Shares of Designated
            Redemption Date             Preferred Stock to be Redeemed
            ---------------             ------------------------------
            May 9, 2008                       33 1/3%
            May 9, 2009                       66 2/3%
            May 9, 2010                       100%

For the purposes of this Section 3.4, the term "Applicable Redemption Price" means with respect to each series of Designated Preferred Stock, a price per share equal to the sum of (i) the amount per share paid by such holder upon the issuance of such Designated Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares ("purchase price per share") plus (ii) simple interest on the purchase price per share from the date of issuance until redemption at the rate of 10% per annum plus (iii) any dividends declared or accrued but unpaid thereon.

            (b) If the Corporation for any reason fails to redeem any of the shares of Designated Preferred Stock in accordance with Section 3.4(a) on or prior to the Redemption Dates determined in accordance with this Section 3.4, then, the Corporation shall become obligated to pay, in addition to the redemption prices specified in Section 3.4(a), interest on the unpaid balance of such price, which shall accrue at a rate of one percent (1%) per month until such price is paid in full.

            (c) If the funds of the Corporation legally available for redemption of any series of Designated Preferred Stock on any Redemption Date are insufficient to redeem the number of shares of such series of Designated Preferred Stock required under this Section 3 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably on the basis of the number of shares of each such series which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all the shares of such series required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Designated Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

            (d) Subject to Section 3.4(c) above, on or prior to each Redemption Date, each holder of shares of Designated Preferred Stock that desires to have such holders' shares redeemed shall provide the Corporation with a written request setting forth its desire to redeem its shares of Designated Preferred Stock. Upon receipt of any such redemption request, the Corporation will become obligated to redeem on each Redemption Date all shares of Designated Preferred Stock specified therein (other than such shares of Designated Preferred Stock as are duly converted pursuant to Section 3 hereof prior to the close of business on the fifth full day preceding the applicable Redemption
Date). In case less than all of the shares of Designated Preferred Stock represented by any certificate is redeemed on any Redemption Date pursuant to this Section 3.4, a new certificate will be issued representing the unredeemed shares of Designated Preferred Stock without cost to the holder thereof.

            (e) Unless there shall have been a default in payment of the applicable redemption price, no share of Designated Preferred Stock shall be entitled to any dividends declared after its applicable redemption date, and on such redemption date all rights of the holder of such shares as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the applicable redemption price of such share, without interest, upon presentation and surrender of the certificate representing such share and such share will not from and after such redemption date be deemed to be outstanding.

     3.5.   VOTING RIGHTS.

            (a) The holders of shares of Designated Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to a stockholder for a vote, as though the Common Stock and Designated Preferred Stock constituted a single class of stock, except with respect to those matters on which the

DGCL requires that a vote must be by a separate class or classes or by separate series, as to which each such class or series shall have the right to vote in accordance with such law, and except as provided in Sections 3.5(b), (c) and (d) on the following basis: holders of Designated Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Designated Preferred Stock held by such holder is then convertible.

            (b) Any provision of the By-laws of the Corporation to the contrary notwithstanding, the number of Directors constituting the entire Board of Directors of the Corporation shall be fixed at ten (10) until December 31, 2004 and eight (8) thereafter, and may not be increased without the prior written consent of the Preferred Directors (as defined in Section 3.5(c)) or the holders of two-thirds in voting power of the outstanding Designated Preferred Stock. The Board of Directors shall not delegate any of its powers or duties to any committee of the Board of Directors without the consent of the Preferred Directors and any such committee shall include one Preferred Director.

            (c) So long as shares of Designated Preferred Stock remain outstanding, the holders of the outstanding shares of Designated Preferred Stock shall have the exclusive right, separately from the Common Stock, to elect (i) until December 31, 2004, no less than four Directors of the Corporation and (ii) after December 31, 2004, no less than three Directors of the Corporation (the "Preferred Directors"). The Preferred Directors shall be elected by the vote or written consent of the holders of a majority in voting power of the outstanding Designated Preferred Stock voting together as a single class. If any Preferred Director shall cease to serve as a Director for any reason, another Director elected by the holders of the Designated Preferred Stock shall replace such Director. Any Preferred Director may be removed, with or without cause, and a replacement Preferred Director may be elected in his or her stead, at any time by the affirmative vote at a meeting of stockholders called for the purpose, or by written consent, of the holders of a majority of the then outstanding shares of Designated Preferred Stock.

            (d) The holders of Designated Preferred Stock and the holders of Common Stock shall be entitled to vote upon the election of Directors in accordance with the Third Amended and Restated Voting Agreement dated as of February 27, 2004, as it may be amended from time to time.

     3.6. DIVIDEND RIGHT. The holders of outstanding Designated Preferred Stock shall be entitled to receive a dividend (determined on the basis of the number of shares of Common Stock into which a share of Designated Preferred Stock is then convertible) equal to any dividend paid on Common Stock. Any declared and unpaid dividend shall be payable on liquidation, conversion and redemption in accordance with Sections 3.2, 3.3 and 3.4. In the event that the Board of Directors declares and/or pays such dividends other than in such events, it shall do so on a pari passu basis among all series of Designated Preferred Stock, pro rata, based on the aggregate Conversion Price of all shares of Designated Preferred Stock held by each holder of Designated Preferred Stock on the date of such declaration (or, if the Board makes no declaration, on the date of payment).

     3.7.   COVENANTS.

            (a) In addition to Section 3.5 and any vote which any series of Designated Preferred Stock may have under Delaware law, so long as at least 670,000 shares of Designated Preferred Stock shall be outstanding (subject to appropriate adjustment in the event of a stock dividend, stock split, combination of shares reclassification or other similar event with respect to the Designated Preferred Stock), the Corporation shall not, without first obtaining the affirmative vote or written consent of at least sixty percent (60%) of such outstanding shares of Designated Preferred Stock:

                (i) amend or repeal any provision of, or add any provision to, the Corporation's Second Amended and Restated Certificate of Incorporation;

               (ii) authorize any merger or consolidation of the Corporation with or into any other corporation or entity;

              (iii) authorize the sale of all or substantially all or any substantial part of the assets of the Corporation;

               (iv) effect any liquidation, dissolution or winding up of the affairs of the Corporation;

                (v) incur any indebtedness for borrowed money, in a single or related series of transactions, in an amount in excess of $500,000;

               (vi) create a new plan for the grant of stock options or the issuance of restricted stock or increase the number of shares available under any such plan;

              (vii) pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock);

             (viii) authorize any other action or transaction which would materially and adversely affect the interests of the holders of Designated Preferred Stock generally;

               (ix) sell or issue equity securities with rights equal or senior to the Designated Preferred Stock; or

                (x) effect a reclassification or recapitalization of the outstanding shares of the Corporation's capital stock.

            (b) In addition to Section 3.5 and any vote which the Series C Preferred may have under Delaware law, so long as at least 200,000 shares of Series C Preferred shall be outstanding (subject to appropriate adjustment in the event of a stock dividend, stock split, combination of shares reclassification or other similar event with respect to the Series C Preferred), the Corporation shall not, without first obtaining the affirmative vote or written consent of at least sixty six and two thirds percent (66 2/3%) of such outstanding shares of Series C Preferred:

                (i) amend or repeal Sections 3.3(b)(iii), 3.3(d)(iv) (with respect to the vote by the Series C Preferred thereunder) or 3.7(b), nor clause
(3) of Section 3.3(b)(i), without the vote of the Series C Preferred provided in this Section 3.7(b); or

               (ii) authorize any merger or consolidation of the Corporation with or into any other corporation or entity or effect any amendment to the Corporation's Second Amended and Restated Certificate of Incorporation that adversely changes the liquidation preference of the Series C Preferred, if the effect of such transaction or amendment would be to change or eliminate the liquidation preference of the Series C Preferred set forth in Section 3.2 above; provided that the provisions of this Section 3.7(b)(ii) shall not apply if the effect of such transaction or amendment is a reduction in the liquidation preferences of all series of Designated Preferred Stock by an amount equal to the product of (1) a specific percentage (for avoidance of doubt, the same percentage for all series) times (2) the aggregate liquidation preferences for each series under Section 3.2 (disregarding any conversions into Common Stock that have occurred or may occur).

     3.8. CONVERTED, REDEEMED OR OTHERWISE ACQUIRED SHARES. Any share of Designated Preferred Stock that is converted under Section 3.3, redeemed under
Section 3.4 or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

     3.9. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Second Amended and Restated Certificate of Incorporation, the By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, and any By-laws adopted by the Board of Directors of the Corporation may be amended or repealed by the stockholders entitled to vote thereon. Election of Directors need not be by written ballot.

     SEVENTH: A Director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a Director, except: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; or (iii) for any matter in respect of which such Director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the Director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Corporation's Second Amended and Restated Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this

Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a Director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

     The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, PROVIDED, HOWEVER, that the payment of expenses incurred by a Director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Director or officer to repay all amounts advanced if it should be ultimately determined that the Director or officer is not entitled to be indemnified under this Article or otherwise.

     The Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

     All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (i) a majority vote of the Directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("Disinterested Directors"), whether or not a quorum, (ii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for Directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question,
(iii) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (iv) a court of competent jurisdiction.

     The indemnification rights provided in this Article: (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or Disinterested Directors or otherwise; and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    * * * * *

     IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby execute this Second Amended and Restated Certificate of Incorporation this 27th day of February, 2004.

                                        By:    /s/ ALAN L. CRANE
                                             -----------------------------
                                             Alan L. Crane
                                             President and Chief Executive
                                             Officer